Contacts
Debra DiMaria
Chief Financial Officer
516-535-3681
ddimaria@proginet.com

Proginet Reports Preliminary Year-end Results,
Announces Record Revenues and Record Profitability

Garden City, N.Y. — August 30, 2006 — Proginet Corporation [OTCBB: PRGF], developer of enterprise security software, today announced preliminary (unaudited) financial results for the fourth quarter and full year ended July 31, 2006. The Company expects that the fourth quarter will represent a twelfth consecutive quarter of year-over-year revenue growth, and that the full fiscal year results will set new financial records for the Company - including record revenues, record profitability, record cash position, and record numbers of new license software agreements.

Fourth Quarter 2006 Results

The fourth quarter is expected to represent another consecutive quarter of year-over-year revenue growth and the fourth consecutive profitable quarter, with expected overall revenues of $2.1 million, and an estimated profit of $150 thousand, compared to a loss of more than $200 thousand in the same period last year.

Fiscal Year 2006 Results

The Company further reports that fourth quarter results are expected to cap a highly successful 2006 fiscal year in which the Company achieved record annual revenues and record profitability. Revenues are expected to be approximately $8.5 million, up from almost $7.9 million in FY 2005, with expected profits in excess of $550 thousand, up from a loss of almost $500 thousand in FY 2005.

The Company attributes these successes to several key initiatives, with much of the momentum resulting from strong marketplace adoption of CyberFusion Integration Suite (CFI)™, the Company's flagship solution for secure, controlled data movement. As previously reported, a record number of new CFI license agreements were signed in Q4 2006, augmenting strong add-on sales demand within the Company's existing customer base.

The Company also paid off more than $833 thousand in debt relative to its 2005 acquisition of Blockade Systems Corp., and is debt free with a cash position in excess of $2.5 million at July 31, 2006.

"We've seen momentum build for the last several quarters now, and these preliminary estimates bode well for the Company going forward," said Debra A. DiMaria, Proginet's Chief Financial Officer. "Revenues are up, profitability is higher, and we anticipate recent investments in research and development to reach fruition and start contributing further to overall revenue growth. Factor in a sales pipeline that looks stronger than ever, and we can expect to continue our growth trend in fiscal 2007."

Proginet points out that all estimates are preliminary, and that differences may arise between estimates and actual results, which will be available when the Company and its auditors complete their audit of the Company's results for fiscal year 2006. The Company will report full fourth quarter and fiscal year 2006 financial results on September 19, 2006, with an investor conference call scheduled for the following day (full details below).

Investor Call
The Company will hold an informational investor conference call on Wednesday, September 20, 2006 at 4:30 p.m. Eastern Standard Time (EST) to provide investor updates and answer questions. Please call (516) 535-3683 by 12 p.m. EST on Wednesday, September 20, 2006 to register for the conference call.

Annual Shareholder Meeting
Proginet Corporation's Annual Shareholder meeting will be held at the offices of Proginet Corporation, 200 Garden City Plaza, Garden City, N.Y. 11530, on Tuesday, November 21, 2006, at 5 p.m. EST. Shareholders of record at the close of business on October 3, 2006, will be notified of the meeting in October, and provided with registration instructions.

About Proginet Corporation
Proginet Corporation is a leading developer of enterprise security software. Throughout its 20-year history, the Company has earned a solid reputation for its multi-platform expertise and dedication to customer service. Its products, including CyberFusion®, CyberFusion Integration Suite (CFI)™, SecurForce™, SecurPass®, and SecurAccess™, support all major computing platforms, from PCs to mainframes. Proginet’s global customer base spans more than 23 countries and includes many Fortune 500 companies. The Company is headquartered in Garden City, N.Y., with offices in Toronto, Canada, and is publicly traded under the symbol [OTCBB: PRGF]. For more information, visit www.proginet.com.

Disclaimer
This press release may contain forward-looking information within the meaning of Section 29A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, and is subject to the safe harbors under those sections. In some cases, you can identify forward-looking statements by terminology such as "expect," "believe," "may," "will," "plans" and "anticipate," or the negative of such terms or comparable terminology. Forward-looking statements appearing herein include statements concerning operating and profitability plans and goals and are based on current expectations.